Exhibit 99.1

Nevro Announces Third Quarter 2020 Financial Results

-Worldwide revenues increase 8%

- Nevro to submit PDN PMA Supplement to FDA in fourth quarter 2020

REDWOOD CITY, Calif., November 5, 2020 – Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative, evidence-based solutions for the treatment of chronic pain, today announced its financial results for the third quarter ended September 30, 2020.

Third Quarter 2020 Financial Overview

Worldwide revenue for the third quarter of 2020 was $108.5 million, an increase of 8% compared to $100.2 million in the prior year period. On a sequential basis, third quarter worldwide revenue increased 92% compared to the second quarter of 2020. U.S. revenue in the third quarter of 2020 was $90.9 million, an increase of 8% compared to $84.2 million in the prior year period. On a sequential basis, third quarter U.S. revenue increased 78% compared to the second quarter of 2020. In the third quarter of 2020, total U.S. permanent implants increased 9%, while trials were down 5% compared to the prior year period. U.S. revenue growth in the third quarter of 2020 was driven by an increase in patient and customer activity compared to the severely COVID-impacted second quarter of 2020. Daily patient trial activity increased 50% over the second quarter of 2020 and improved sequentially every month from July to October. The Company estimates a majority of the canceled permanent implant cases from the second quarter of 2020 were completed by the end of the third quarter of 2020. International revenue was $17.5 million, an increase of 10% on an as reported basis (5% on a constant currency basis), compared to $15.9 million in the prior year period. On a sequential basis, third quarter International revenue increased 226% compared to the second quarter of 2020 International revenue in the third quarter of 2020 was primarily driven by a successful Omnia launch, an increase in patient and customer activity, and a rebound in customer inventory levels compared to the second quarter of 2020.

“We are pleased by the rebound in sales after a difficult second quarter and continue to be encouraged by the month-over-month improvement in trial procedures,” said D. Keith Grossman, Chairman, CEO and President of Nevro. “With trials recovering, we believe our earlier expectations for roughly flat revenues compared to the prior year is still reasonable.  However, increases in COVID activity around the world and any further pressure on facility capacity and patient willingness to seek care could provide some downward pressure to that view.”

Gross profit for the third quarter of 2020 was $76.1 million, an increase of 9% compared to $69.9 million in the prior year period. Gross margin was 70.1% in the third quarter compared to 69.8% in the prior year period. Compared to the prior year period, the increase in gross margin in the third quarter of 2020 was primarily attributable to product mix.

Operating expenses for the third quarter of 2020 were $79.6 million, a 7% decrease compared to $85.9 million in the prior year period.  The year-over-year decrease in operating expenses was primarily related to reduced

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travel and training-related expenses, decreases in discretionary expenses during the COVID-19 pandemic, as well as continued management focus on driving leverage throughout the business which had begun well before COVID. This was partially offset by a one-time charge of $2.5 million in the quarter related to the Company’s CFO transition. Legal expenses associated with patent litigation were $2.3 million for the third quarter of 2020, compared to $1.9 million in the prior year period.

Net loss from operations for the third quarter of 2020 was $3.5 million, a 78% improvement compared to a loss of $16.0 million in the prior year period. Adjusted EBITDA for the third quarter of 2020 was $13.6 million, compared to a loss of $2.0 million in the prior year period.  Adjusted EBITDA excludes certain litigation expenses, interest, taxes and non-cash items such as stock-based compensation and depreciation and amortization. Please see the financial table below for GAAP to Non-GAAP reconciliations.

Cash, cash equivalents and short-term investments totaled $572.9 million as of September 30, 2020, an increase of $10.5 million in the third quarter of 2020.

PDN and NSRBP Clinical Update

Nevro’s Painful Diabetic Neuropathy (PDN) study continues to move forward and remains on track to present the next round of complete six-month data, along with a preview of 12-month responder rate data, at NANS in January of 2021. The Company has been in early discussions with the FDA regarding the submission strategy and is now planning to submit its PMA Supplement to the FDA in the fourth quarter of 2020. The Company remains on track for a second half 2021 commercial launch.

The Company also expects to present its Non-Surgical Refractory Back Pain (NSRBP) study with three-month data at NANS 2021 in January, with journal publications thereafter. In total, Nevro is expected to have a very large presence with several data presentations at the conference, including PDN and NSRBP.

Webcast and Conference Call Information

Management will host a conference call today at 1:30 pm PT/ 4:30 pm ET.  Investors interested in listening to the call may do so by dialing (866) 324-3683 in the U.S. or +1 (509) 844-0959 internationally, using Conference ID: 6693376.  In addition, a live webcast, as well as an archived recording, will be available on the “Investors” section of the Company’s website at: www.nevro.com.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain.  Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based, non-pharmacologic neuromodulation platform for the treatment of chronic pain. HF10 therapy has demonstrated the ability to reduce or eliminate opioids in ≥65% of patients across six peer-reviewed clinical studies.  The Senza® System, Senza II™ System, and the Senza® Omnia™ System are the only SCS systems that deliver Nevro's

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proprietary HF10® therapy. Senza, Senza II, Senza Omnia, HF10, Nevro and the Nevro logo are trademarks of Nevro Corp.

To learn more about Nevro, connect with us on LinkedIn, Twitter, Facebook and Instagram.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements reflecting the Company’s current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including: our expectations for roughly flat Q4 2020 revenues compared to the similar prior year period; our expectation that we will present the next round of complete six-month PDN data, along with a preview of 12-month responder rate data, at NANS in January of 2021; our plans to submit the PDN-related PMA Supplement to the FDA in the fourth quarter of 2020 and to commercially launch in the second half of 2021; and our plan to present the NSRBP study three-month data at NANS 2021 with journal publications thereafter. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth and the costs and expenses of operating our business; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our Quarterly Report on Form 10-Q that we expect to file on November 5, 2020, as well as any reports that we may file with the Securities and Exchange Commission in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Nevro’s operating results for the third quarter ended September 30, 2020 are not necessarily indicative of our operating results for any future periods.

Investor Relations:

Matt Bacso, CFA

ir@nevro.com

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Nevro Corp.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Revenue	$108,460	$100,162	$252,317	$275,881
Cost of revenue	32,383	30,222	80,443	88,789
Gross profit	76,077	69,940	171,874	187,092
Operating expenses:
Research and development	11,114	13,019	33,770	42,084
Sales, general and administrative	68,512	72,905	200,081	229,806
Total operating expenses	79,626	85,924	233,851	271,890
Loss from operations	(3,549)	(15,984)	(61,977)	(84,798)
Other income (expense):
Interest income (expense), net	(5,826)	(1,152)	(12,756)	(3,512)
Other income (expense), net	(402)	(291)	(645)	(516)
Loss before income taxes	(9,777)	(17,427)	(75,378)	(88,826)
Provision for income taxes	208	420	558	1,118
Net loss	(9,985)	(17,847)	(75,936)	(89,944)
Changes in foreign currency translation adjustment	757	200	289	99
Changes in unrealized gains (losses) on short-term investments	(152)	—	73	440
Net change in other comprehensive loss	605	200	362	539
Comprehensive Loss	$(9,380)	$(17,647)	$(75,574)	$(89,405)
Net loss per share, basic and diluted	$(0.29)	$(0.58)	$(2.27)	$(2.93)
Weighted average shares used to compute net loss per share, basic and diluted	34,356,936	30,929,938	33,398,454	30,659,117

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Nevro Corp.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$118,628	$65,373
Short-term investments	454,243	172,429
Accounts receivable, net	78,722	82,833
Inventories, net	84,149	91,579
Prepaid expenses and other current assets	6,517	9,838
Total current assets	742,259	422,052
Property and equipment, net	12,234	11,766
Operating lease assets	19,012	21,533
Other assets	3,983	13,338
Restricted cash	956	956
Total assets	$778,444	$469,645
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$24,473	$16,048
Short-term debt	166,608	—
Accrued liabilities and other	48,350	54,563
Total current liabilities	239,431	70,611
Long-term debt	139,504	160,300
Long-term operating lease liabilities	17,670	20,445
Other long-term liabilities	2,059	1,937
Total liabilities	398,664	253,293
Stockholders’ equity
Common stock, $0.001 par value, 290,000,000 shares authorized, 34,419,299 and 31,544,361 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	35	32
Additional paid-in capital	865,400	626,401
Accumulated other comprehensive loss	49	(313)
Accumulated deficit	(485,704)	(409,768)
Total stockholders’ equity	379,780	216,352
Total liabilities and stockholders’ equity	$778,444	$469,645

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Nevro Corp.

GAAP to Adjusted EBITDA Reconciliation

(unaudited)

(in thousands)

The following table presents a reconciliation of GAAP net loss, as prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), to Adjusted EBITDA, a non-GAAP financial measure.

Reconciliation of actual results:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
GAAP Net loss	$(9,985)	$(17,847)	$(75,936)	$(89,944)
Non-GAAP Adjustments:
Interest (income) expense, net	5,826	1,152	12,756	3,512
Provision for income taxes	208	420	558	1,118
Depreciation and amortization	1,215	1,152	3,776	3,428
Stock-based compensation expense	13,966	11,197	32,537	31,320
Litigation related expenses	2,330	1,930	6,787	8,731
Adjusted EBITDA	$13,560	$(1,996)	$(19,522)	$(41,835)

Management uses certain non-GAAP financial measures, most specifically Adjusted EBITDA, as a supplement to GAAP financial measures to further evaluate the Company’s operating performance period over period, analyze the underlying business trends, assess performance relative to competitors and establish operational objectives.

Management believes it is important to provide investors with the same non-GAAP metrics it uses to evaluate the performance and underlying trends of the Company’s business operations to facilitate comparisons to its historical operating results and evaluate the effectiveness of its operating strategies. Disclosure of these non-GAAP financial measures also facilitates comparisons of the Company’s underlying operating performance with other companies in the industry that also supplement their GAAP results with non-GAAP financial measures.

EBITDA is a non-GAAP financial measure, which is calculated by adding interest income and expense, net; provision for income taxes; and depreciation and amortization to net income.  In calculating Adjusted EBITDA, the Company further adjusts for the following items:

•

Stock-based compensation expense – The Company excludes non-cash costs related to the Company’s stock-based plans, which include stock options, restricted stock units and performance-based restricted stock units as these expenses do not require cash settlement from the Company.

•

Litigation related expenses – The Company excludes legal and professional fees associated with certain legal matters which management considers not related to the underlying operating performance of the business.

Full year guidance excludes the impact of foreign currency fluctuations.

The non-GAAP financial measure should not be considered in isolation from, or as a replacement for, the most directly comparable GAAP financial measures, as it is not prepared in accordance with U.S. GAAP.

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